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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


INVESTOR AND MEDIA CONTACTS:

Phyllis A. Knight                   Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731


                           CHAMPION ENTERPRISES, INC.
                         ANNOUNCES BANK CREDIT FACILITY

         AUBURN HILLS, MICH., JANUARY 20, 2003---CHAMPION ENTERPRISES, INC. (NYSE: CHB) today announced that its wholly-owned subsidiary, Champion Home Builders Co., has entered into a three-year, $75 million revolving credit facility with Congress Financial Corporation (Central), a subsidiary of Wachovia Bank, N.A. The facility will be used for general corporate purposes and in support of the company's letters of credit. Previously, Champion did not have a bank credit facility.

         Champion's Executive Vice President and Chief Financial Officer, Phyllis A. Knight, commented, "We're pleased to finalize this credit facility, which immediately improves our short-term liquidity and provides necessary operating flexibility for the company. We are now able to free up restricted cash and cash deposits, which will provide further liquidity cushion. We will continue to focus on maintaining a strong liquidity position, particularly while challenging market conditions persist."

         Availability under the new line is subject to a borrowing base. Amounts outstanding under the facility are secured by Champion's assets, including cash, accounts receivable, inventories, property, plant, and equipment and other assets. The agreement contains certain financial covenants that require the company to achieve established targets only in the event that its liquidity falls below $35 million. At December 28, 2002 the company had $77 million in unrestricted cash, $52 million in restricted cash and $16 million in cash deposits.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 37 homebuilding facilities in 16 states and two Canadian provinces and 119 retail locations in 24 states. Independent retailers, including 636 Champion Home Center locations, and approximately 600 builders and developers also sell Champion-built homes. The

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company also provides financing for retail purchasers of its homes.  Further information can be found at the company's website, www.championhomes.net.

         This news release contains certain statements, including those regarding liquidity, operating flexibility, freeing up restricted cash and cash deposits and market conditions, that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.




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